Stantec Consulting Ltd.
607 Torbay Road
St. John's NL A1A 4Y6
Tel: (709) 576-1458
Fax: (709) 576-2126

CONSENT OF PAUL DEERING AND STANTEC CONSULTING LTD.

Alderon Iron Ore Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: ALDERON IRON ORE CORP.

I, Paul D. Deering, P.Eng., P.Geo., Practice Leader and Senior Engineer at Stantec Consulting Ltd. do hereby consent to filing of the following report.

Reference is made to the technical report entitled *"Preliminary Economic Assessment of the Rose Central Deposit and Resource Estimate for the Rose Central, Rose North and Mills Deposits of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp."* dated effective October 26, 2011, which the undersigned co-authored on behalf of Stantec Consulting Ltd. for Alderon Iron Ore Corp. (the "Technical Report").

I, on behalf of myself and on behalf of Stantec Consulting Ltd., hereby consent to the inclusion of references to my name and the name of Stantec Consulting Ltd. and references to, and information derived from, the Technical Report, in this Annual Report on Form 40-F of Alderon Iron Ore Corp., which is being filed with the United States Securities and Exchange Commission.

Dated this 30th day of March, 2012.

____
Paul D. Deering, P.Eng., P.Geo.